Exhibit 10.1

Edge Therapeutics, Inc.
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922
February 3, 2019
PDS Biotechnology Corporation
303B College Road East
Princeton, NJ 08540
Attention: Frank Bedu-Addo

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger and Reorganization, dated November 23, 2018 (the “Merger Agreement”), by and among Edge Therapeutics, Inc., a Delaware corporation (“Edge”), Echos Merger Sub, Inc., a Delaware corporation and PDS Biotechnology Corporation, a Delaware corporation (“PDS”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement. In consideration of the mutual agreements, provisions and covenants contained in the Merger Agreement, each of Edge and PDS (the “Parties”) hereby agree as follows:

Effective automatically as of the Closing, Brian A. Leuthner will separate from employment as President, Chief Executive Officer and director of Edge. Notwithstanding Exhibit C to the Merger Agreement, Mr. Leuthner will not serve as President, Chief Executive Officer and/or a member of the board of directors of the Surviving Corporation. Pursuant to Section 5.14 of the Merger Agreement, Edge hereby selects Andrew Saik as a Parent Designee to serve as a director of the Surviving Company.

The Parties hereto agree that Mr. Leuthner’s separation from employment, when effective, will be for Good Reason as defined in that certain Second Amended and Restated Employment Agreement, dated as of June 10, 2015 (the “Employment Agreement”), by and between Edge and Mr. Leuthner. Pursuant to Section 7(b) of the Employment Agreement, but subject to Mr. Leuthner’s executing and not revoking a separation agreement and release of claims in a form reasonably acceptable to Edge and PDS and Mr. Leuthner’s resignation as an officer and director of Edge effective as of the Closing, the Surviving Company shall pay to Mr. Leuthner in accordance with the Employment Agreement the severance benefits to which Mr. Leuthner is entitled in connection with a resignation for Good Reason within twelve (12) months after a Change of Control (as defined in the Employment Agreement); it being understood that all such severance benefits shall constitute Parent Transaction Expenses as provided by clause (i) of the definition of Transaction Expenses.

The Parties acknowledge and agree that Mr. Leuthner shall be third-party beneficiary to this letter agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if he were a party hereto.

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IN WITNESS WHEREOF, the Parties have caused this letter agreement to be executed as of the day and year first written above.

EDGE THERAPEUTICS, INC.

By:	/s/ Andrew A. Saik
Name:	Andrew A. Saik
Title:	Chief Financial Officer

PDS BIOTECHNOLOGY CORPORATION

By:	/s/ Frank Bedu-Addo
Name:	Frank Bedu-Addo
Title:	President & CEO

[Signature Page to Letter Agreement]

Accepted and agreed as of the date first written above:

By:	/s/ Brian A. Leuthner
Name:	Brian A. Leuthner

[Signature Page to Letter Agreement]